Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-464-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2014

●	Organic sales growth of 5.8%
●	EPS of $0.43 per share, excluding one-time items
●	Cash generated from operating activities of $17.1 million

MANCHESTER, CT – November 5, 2014 – LYDALL, INC. (NYSE: LDL) today announced financial results for the third quarter ended September 30, 2014. Net sales were $134.2 million in the third quarter compared to $98.0 million in the third quarter of 2013. The third quarter of 2014 included net sales of $30.6 million from Industrial Filtration acquired in February 2014. Net income was $4.2 million, or $0.24 per diluted share in the third quarter of 2014 compared to $4.6 million, or $0.27 per diluted share, in the third quarter of 2013.

The Company’s adjusted operating margin was 8.1% and adjusted earnings were $0.43 per diluted share for the quarter ended September 30, 2014. Adjusting operating margin and adjusted earnings exclude a non-cash pension plan settlement charge of $4.9 million associated with a voluntary one-time lump sum payment option elected by certain former employees and non-cash purchase accounting adjustments of $0.2 million associated with the Industrial Filtration acquisition.

Below are financial highlights comparing Lydall’s quarter ended September 30, 2014 (“Q3 2014”) results to its quarter ended September 30, 2013 (“Q3 2013”) results:

•	Net sales increased by $36.2 million, or 37.0%, compared to Q3 2013, with sales growth of 5.8% organically and 31.2% from the Industrial Filtration acquisition;

•
Gross margin increased 40 basis points to 21.3%, compared to 20.9% in Q3 2013, principally led by the Thermal/Acoustical Fibers segment, which experienced favorable product mix as well as lower raw material costs and improved overhead absorption, partially offset by lower Industrial Filtration segment gross margin;

•
Operating income was $5.8 million, or 4.3% of net sales, compared to $7.4 million, or 7.5% of net sales, in Q3 2013, with operating income for Q3 2014 including $1.8 million from the Industrial Filtration segment. Adjusted operating income was $10.9 million, or 8.1% of net sales, in Q3 2014, excluding the pension settlement expense and purchase accounting adjustments; and

•	Effective tax rate of 30.2% in Q3 2014 compared to 37.5% in Q3 2013 as Q3 2014 was positively impacted by the mix of taxable income generated from countries with lower tax rates compared to the U.S., and the impact of the pension settlement expense which favorably impacted the Q3 2014 effective tax rate by approximately 350 basis points.

Cash balance was $76.6 million at September 30, 2014 compared to $75.4 million at December 31, 2013. Cash generated by operating activities in the first nine months of 2014 was $30.5 million compared to cash generated by operating activities of $10.9 million in the first nine months of 2013.

Thermal/Acoustical Metals (“T/A Metals”) segment net sales increased $4.2 million, or 11.6% in the third quarter of 2014, compared to the third quarter of 2013, as parts net sales increased by $2.3 million, or 6.9%, compared to the third quarter of 2013, with the remaining increase in tooling sales. Thermal/Acoustical Fibers (“T/A Fibers”) segment net sales in the third quarter of 2014 were essentially flat with the third quarter of 2013; however, parts net sales increased by $4.2 million, or 15.6%, compared to the third quarter of 2013, offset by lower tooling sales. Favorable market conditions, increased demand on existing platforms and new platform awards in North America and Europe led to increased parts net sales for the T/A Metals and T/A Fibers segments.

Net sales for the Performance Materials segment increased by $0.8 million, or 2.7%, primarily from higher filtration and life sciences products net sales within the segment’s European operations, partially offset by lower thermal insulation product net sales of $2.4 million primarily due to a decline in sales to a key customer in the HVAC market. Life Sciences Vital Fluids net sales increased $1.1 million, or 25.5%, compared to the same quarter a year ago, primarily due to increased volumes of bioprocessing and cell therapy product net sales.

Dale Barnhart, President and Chief Executive Officer, stated, “We are pleased to report another quarter of solid earnings growth on an adjusted basis. Revenue growth of 37% mostly stemmed from the acquisition of the Industrial Filtration business, and was supported by nearly 6% organic growth during the quarter. Our team is progressing well on the integration of our Industrial Filtration business, and we continue to expect improvement to future margins and working capital as we fully implement the Lydall Six Sigma principles into that business.” Barnhart added, “Cash flow was also a highlight, as the Company generated approximately $17 million from operations in the third quarter.”

Looking forward, Barnhart noted, “Going into the fourth quarter of 2014, automotive market conditions remain favorable in North America and Europe for the Company’s Fibers and Metals segments. However, the Company expects fourth quarter sales to be impacted by typical seasonality and customer plant shut-downs. Specifically, for the Fibers segment, a key customer is in the process of retooling its manufacturing facilities; while, in the Performance Materials segment, the Company expects sales to be tempered by the impact of normal seasonality, coupled with lower demand for thermal insulation products."

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including adjusted operating income, adjusted operating margin and adjusted earnings per share, which exclude purchase accounting adjustments related to the acquisition of the Industrial Filtration businesses as well as a non-cash pension plan settlement expense. The Company excluded the above items because they are outside of Lydall’s normal operations. Additionally, organic net sales refers to sales calculated according to GAAP but excluding (1) sales from the acquired business and (2) the impact of foreign currency translation. The Company excludes the effect of foreign currency translation from organic net sales because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends, and excludes the effect of acquisitions and related items because the nature and size of acquisitions can vary dramatically from period to period and can also obscure underlying business trends and make comparisons of long-term performance difficult.

The Company believes that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. The attached financial table addresses the non-GAAP measures used in this press release and reconciles non-GAAP measures to the most directly comparable GAAP measures. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Conference Call

Lydall will host a conference call today at 11:00 a.m. Eastern Time to discuss results for its third quarter ended September 30, 2014 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' section. A recording of the call will be available from 3:00 p.m. Eastern Time on November 5, 2014 through 11:59 p.m. Eastern Time, November 12, 2014 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10055418. Additional information, including a presentation outlining key financial data supporting today’s conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact, including statements about the expected impact of the acquisition of the Industrial Filtration businesses on Lydall’s future financial performance and the overall outlook for the fourth quarter of 2014, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic cycles that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by Lydall in the integration of acquired businesses, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, increases in fuel prices, and outcomes of legal proceedings, claims and investigations, including with respect to possible violations of German anti-trust laws by employees in our German operation, could have a negative impact on the Company’s results of operations and financial condition. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2013.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company. Information may also be obtained from the Company Contact: David D. Glenn, Vice President of Business Development and Investor Relations, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

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Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net sales	$134,227	$97,995	$408,246	$298,075
Cost of sales	105,663	77,501	318,830	233,179
Gross profit	28,564	20,494	89,416	64,896

Selling, product development and administrative expenses	22,785	13,108	63,438	41,472
Operating income	5,779	7,386	25,978	23,424

Interest expense	327	77	819	231
Other (income) expense, net	(508)	(16)	(154)	44
Income before income taxes	5,960	7,325	25,313	23,149

Income tax expense	1,802	2,750	9,199	8,127
Net income	$4,158	$4,575	$16,114	$15,022

Earnings per share:
Basic	$0.25	$0.28	$0.97	$0.90
Diluted	$0.24	$0.27	$0.95	$0.89

Weighted average number of common shares outstanding	16,684	16,437	16,615	16,599
Weighted average number of common shares and equivalents outstanding	17,043	16,735	16,967	16,888

Summary of Segment Information
and Other Products and Services
In thousands
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net Sales

Performance Materials Segment	$28,626	$27,860	$88,731	$84,311
Industrial Filtration Segment	30,553	—	82,344	—
Thermal/Acoustical Metals Segment	40,000	35,849	125,795	116,971
Thermal/Acoustical Fibers Segment	31,013	31,175	99,834	87,061
Other Products and Services:
Life Sciences Vital Fluids	5,164	4,114	14,752	12,684
Eliminations and Others	(1,129)	(1,003)	(3,210)	(2,952)
Consolidated Net Sales	$134,227	$97,995	$408,246	$298,075

Operating Income

Performance Materials Segment	$2,272	$2,419	$7,701	$6,967
Industrial Filtration Segment	1,833	—	4,817	—
Thermal/Acoustical Metals Segment	4,267	3,742	10,484	11,191
Thermal/Acoustical Fibers Segment	6,911	5,206	23,531	16,792
Other Products and Services:
Life Sciences Vital Fluids	537	112	1,243	593
Corporate Office Expenses	(10,041)	(4,093)	(21,798)	(12,119)
Consolidated Operating Income	$5,779	$7,386	$25,978	$23,424

Financial Position
In thousands except ratio data
	September 30, 2014	December 31, 2013
(Unaudited)
Cash and cash equivalents	$76,567	$75,407
Working capital	$158,277	$123,577
Total debt	$61,125	$1,714
Stockholders' equity	$213,759	$200,087
Total capitalization	$274,884	$201,801
Total debt to total capitalization	22.2%	0.8%

Cash Flows
In thousands	Quarter Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
	2014	2013	2014	2013

Net cash provided by operating activities	$17,125	$4,428	$30,499	$10,908
Net cash used for investing activities	$(3,378)	$(3,987)	$(88,161)	$(9,660)
Net cash provided by financing activities	$1,041	$(35)	$61,527	$(5,546)
Depreciation and amortization	$4,605	$3,045	$13,177	$9,586
Capital expenditures	$(3,015)	$(3,987)	$(8,641)	$(9,502)

Common Stock Data
Quarter Ended September 30, 2014	2014	2013

High	31.64	17.18
Low	24.20	14.53
Close	27.01	17.17

During the third quarter of 2014, 6,338,556 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following table addresses the non-GAAP measures used in this press release and reconciles the non-GAAP measures to the most directly comparable GAAP measures:

	Quarter Ended September 30, 2014
	Pre-Acquisition	Industrial Filtration
	Businesses	Business	Consolidated
Net sales	$103,674	$30,553	$134,227

Operating Income, as reported	$3,946	$1,833	$5,779
Pension settlement expense	4,870	—	4,870
Purchase accounting adjustment	—	240	240
Operating Income, adjusted	$8,816	$2,073	$10,889

Operating margin, as reported	3.8%	6.0%	4.3%
Operating margin, adjusted	8.5%	6.8%	8.1%

Earnings per share, reported			$0.24
Pension settlement expense, net of tax of $1,851			$0.18
Purchase accounting adjustment, net of tax of $54			$0.01
Earnings per share, adjusted			$0.43